EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY

                              Berryville, Virginia

                                FINANCIAL REPORT

                                DECEMBER 31, 1997


                                 C O N T E N T S




INDEPENDENT AUDITOR'S REPORT ON THE
  CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS

  Consolidated balance sheets
  Consolidated statements of income
  Consolidated statements of changes in stockholders' equity
  Consolidated statements of cash flows
  Notes to consolidated financial statements

                          INDEPENDENT AUDITOR'S REPORT






To the Stockholders and Directors
Eagle Financial Services, Inc. and Subsidiary
Berryville, Virginia


         We have audited the accompanying consolidated balance sheets of Eagle Financial Services, Inc. and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 1997, 1996, and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eagle Financial Services, Inc. and Subsidiary as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1997, 1996, and 1995, in conformity with generally accepted accounting principles.



/s/ Yount, Hyde & Barbour, P.C.
Winchester, Virginia
January 22, 1998


                  EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY

                           Consolidated Balance Sheets
                           December 31, 1997 and 1996


Assets                                                                            1997                       1996
                                                                            ----------------           ----------------
Cash and due from banks                                                     $      5 242 309           $      4 409 250
Securities (fair value:  1997, $37,466,068;
  1996, $25,786,814) (Note 2)                                                     37 418 780                 26 089 574
Federal funds sold                                                                 2 300 000                  1 553 000
Loans, net of unearned discounts (Notes 3 and 11)                                 81 425 186                 87 870 194
  Less allowance for loan losses (Note 4)                                           (748 558)                  (913 955)
                                                                            ----------------           ----------------
          Net loans                                                               80 676 628                 86 956 239
Bank premises and equipment, net (Note 5)                                          4 060 501                  4 251 675
Other real estate owned                                                              189 688                     46 605
Other assets                                                                       3 351 495                  2 935 398
                                                                            ----------------           ----------------
          Total assets                                                      $    133 239 401           $    126 241 741
                                                                            ================           ================

   Liabilities and Stockholders' Equity

Liabilities
  Deposits:
    Noninterest bearing demand deposits                                     $     17 774 480           $     15 175 041
    Savings and interest bearing demand deposits                                  45 600 236                 47 365 648
    Time deposits (Note 6)                                                        53 704 639                 48 547 178
                                                                            ----------------           ----------------
          Total deposits                                                    $    117 079 355           $    111 087 867
  Other liabilities                                                                1 101 931                    957 018
  Commitments and contingent liabilities
    (Notes 10, 15 and 17)                                                               - -                        - -
                                                                            ----------------           ----------------
          Total liabilities                                                 $    118 181 286           $     112 044 885
                                                                            ================           ================

Stockholders' Equity
  Preferred stock, $10 par value; 500,000 shares
    authorized and unissued                                                 $           - -            $           - -
  Common stock, $2.50 par value; authorized 1,500,000
    shares; issued 1997, 1,408,485 shares; issued
    1996, 1,399,885 shares                                                         3 521 213                  3 499 714
  Surplus                                                                          2 107 826                  1 945 891
  Retained earnings (Note 13)                                                      9 419 266                  8 756 281
  Unrealized gain (loss) on securities available for sale, net                         9 810                     (5 030)
                                                                            ----------------           ----------------
           Total stockholders' equity                                       $     15 058 115           $     14 196 856
                                                                            ----------------           ----------------

Total liabilities and stockholders' equity                                  $    133 239 401           $    126 241 741
                                                                            ================           ================


See Notes to Consolidated Financial Statements.


                                         46


                  EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY

                        Consolidated Statements of Income
                  Years Ended December 31, 1997, 1996, and 1995

                                                                     1997               1996                 1995
                                                                -------------       -------------       --------------
  Interest Income
  Interest and fees on loans                                    $   7 255 085       $   7 750 646       $    7 483 952
  Interest on federal funds sold                                      101 842              51 219               54 740
  Interest on securities held to maturity:
    Taxable interest income                                         1 617 097            1 308 152             833 620
    Interest income exempt from federal income taxes                  145 016             158 070              158 409
  Interest and dividends on securities available for sale:
    Taxable interest income                                           142 480              90 459              158 215
    Dividends                                                          48 717              44 324               37 966
                                                                -------------       -------------       --------------
         Total interest income                                  $   9 310 237       $   9 402 870       $    8 726 902
                                                                -------------       -------------       --------------
Interest Expense
  Interest on deposits                                          $   3 899 598       $   3 853 810       $    3 525 861
  Interest on federal funds purchased                                   4 599               56 802              56 144
  Interest on Federal Home Loan Bank advances                            - -                 - -                 2 783
                                                                -------------       -------------       --------------
         Total interest expense                                 $   3 904 197       $   3 910 612       $    3 584 788
                                                                -------------       -------------       --------------

         Net interest income                                    $   5 406 040       $    5 492 258      $    5 142 114

Provision for loan losses (Note 4)                                    476 667             290 000              240 000
                                                                -------------       -------------       --------------

        Net interest income after provision
           for loan losses                                      $   4 929 373       $   5 202 258       $    4 902 114
                                                                -------------       -------------       --------------

Other Income
  Trust Department income                                       $     233 180       $     199 587       $      145 318
  Service charges on deposit accounts                                 532 277             522 436              374 082
  Other service charges and fees                                      289 465             196 232              181 853
  Income (loss) on equity investment                                   (4 880)                595              (18 689)
  Other operating income                                              195 739             105 920              129 404
                                                                -------------       -------------       --------------
                                                                $   1 245 781       $    1 024 770      $      811 968
                                                                -------------       -------------       --------------

See Notes to Consolidated Financial Statements.




                  EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY

                        Consolidated Statements of Income
                                   (Continued)
                  Years Ended December 31, 1997, 1996, and 1995




                                                                     1997                1996                 1995
                                                                 -------------       -------------      --------------
Other Expenses
  Salaries and wages                                            $   1 951 569       $   1 732 542       $    1 492 105
  Pension and other employee benefits
    (Notes 8, 9 and 16)                                               491 913             478 669              443 291
  Occupancy expenses                                                  332 916             323 962              241 353
  Equipment expenses                                                  468 785             472 462              378 102
  FDIC assessment                                                      13 362               2 000              111 904
  Stationery and supplies                                             190 154             150 313              154 605
  Postage                                                             119 713             126 724              125 253
  Credit card expense                                                 101 156              93 637               99 004
  Bank franchise tax                                                   95 344             113 484              124 865
  ATM network fees                                                    119 827             129 385               89 723
  Other operating expenses                                            806 260             755 209              715 950
                                                                 -------------       -------------      --------------
                                                                $   4 690 999       $   4 378 387       $    3 976 155
                                                                 -------------       -------------      --------------

         Income before income taxes                             $   1 484 155       $   1 848 641       $    1 737 927

Income Tax Expense (Note 7)                                           372 143             537 304              477 237
                                                                 -------------       -------------      --------------

         Net income                                             $   1 112 012       $   1 311 337       $    1 260 690
                                                                =============       =============       ==============

Earnings Per Share
  Net income per common share,
    basic and diluted                                           $         .79       $         .94       $          .91
                                                                =============       =============       ==============


See Notes to Consolidated Financial Statements.


                                         47


                                               EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY

                                        Consolidated Statements of Changes in Stockholders' Equity
                                               Years Ended December 31, 1997, 1996, and 1995


                                                                                                Unrealized
                                                                                                Gain (Loss)
                                                                                               on Securities
                                        Common                               Retained          Available for
                                         Stock           Surplus             Earnings           Sale, Net           Total
                                     ------------      ------------       -------------        ------------     -------------

Balance, December 31, 1994          $   1 726 685     $   1 633 368       $   8 732 419        $   (123 098)    $  11 969 374
 Net income - 1995                           - -               - -            1 260 690                - -          1 260 690
 Issuance of common stock
   - dividend investment plan
   (4,611 shares) (Note 14)                11 527           148 818                 - -                - -            160 345
 Dividends declared ($.28
   per share)                                - -               - -             (380 482)               - -           (380 482)
 Principal advances on ESOP
   debt guarantee (Note 9)                   - -               - -              (14 388)              - -             (14 388)
 Principal curtailments on
   ESOP debt guarantee (Note 9)              - -               - -               14 388              - -               14 388
 Change in unrealized gain (loss)
   on securities available for sale,
   net of deferred income taxes
   of $56,918                                - -               - -                 - -              110 492           110 492
                                     ------------      ------------       -------------        ------------     -------------
Balance, December 31, 1995          $   1 738 212     $   1 782 186       $   9 612 627        $    (12 606)    $  13 120 419
 Net income - 1996                           - -               - -            1 311 337                - -          1 311 337
 Issuance of common stock
   - dividend investment plan
   (4,662 shares) (Note 14)                11 656           163 875                - -                - -             175 531
 Dividends declared ($.30
   per share)                                - -               - -             (417 826)           - -               (417 826)
 Issuance of common stock -
   stock split effected in the
   form of 100% stock
   dividend (699,943 shares)            1 749 857        (1 749 857)               - -                - -                - -
 Discretionary transfer from
   retained earnings                         - -          1 749 87           (1 749 857)              - -                - -
 Change in unrealized gain (loss)
   on securities available for sale,
   net of deferred income taxes
   of $3,903                                 - -               - -                 - -                7 576             7 576
 Fractional shares purchased                  (11)             (170)               - -                - -                (181)
                                     ------------      ------------       -------------        ------------     -------------
Balance, December 31, 1996          $   3 499 714     $   1 945 891       $   8 756 281        $     (5 030)    $  14 196 856
                                     ------------      ------------       -------------        ------------     -------------


See Notes to Consolidated Financial Statements.

                                               EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY

                                        Consolidated Statements of Changes in Stockholders' Equity
                                                                (Continued)
                                               Years Ended December 31, 1997, 1996, and 1995



                                                                                                Unrealized
                                                                                                Gain (Loss)
                                                                                               on Securities
                                        Common                               Retained          Available for
                                         Stock           Surplus             Earnings           Sale, Net           Total
                                     ------------      ------------       -------------        ------------     -------------

Balance, December 31, 1996          $   3 499 714     $    1 945 891      $   8 756 281        $     (5 030)    $  14 196 856
 Net income - 1997                           - -               - -            1 112 012                - -          1 112 012
 Issuance of common stock
   - dividend investment plan
   (8,603 shares) (Note 14)                21 507           161 992                - -                - -             183 499
 Dividends declared ($0.32
   per share)                                - -               - -             (449 027)                - -          (449 027)
 Change in unrealized gain (loss)
   on securities available for sale,
   net of deferred income taxes
   of $7,645                                 - -               - -                 - -               14 840            14 840
 Fractional shares purchased                   (8)              (57)               - -                 - -                (65)
                                     ------------      ------------       -------------        ------------     -------------
Balance, December 31, 1997          $   3 521 213     $   2 107 826       $   9 419 266        $      9 810     $  15 058 115
                                    =============     =============       =============        ============     =============


See Notes to Consolidated Financial Statements.


                                         48


                  EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows
                  Years Ended December 31, 1997, 1996, and 1995



                                                                     1997                1996                 1995
                                                                -------------       -------------       --------------

Cash Flows from Operating Activities
  Net income                                                    $   1 112 012       $   1 311 337       $    1 260 690
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation                                                    389 742             399 076              287 456
      Amortization of intangible assets                                50 675              52 496               12 600
      (Income) loss on equity investment                                4 880                (595)              18 689
      Provision for loan losses                                       476 667             290 000              240 000
      Premium amortization (discount accretion)
        on securities, net                                             63 141              (2 854)               8 532
      Deferred tax (benefit) expense                                   45 917                (891)             (37 710)
      Changes in assets and liabilities:
        (Increase) in other assets                                   (525 214)           (805 499)             (86 106)
        Increase in other liabilities                                 144 913              64 146              263 045
                                                                -------------       -------------       --------------
              Net cash provided by operating activities         $   1 762 733       $   1 307 216       $    1 967 196
                                                                -------------       -------------       --------------

Cash Flows from Investing Activities
  Proceeds from maturities and principal payments
    of securities held to maturity                              $   5 995 036       $   5 128 436       $    5 820 188
  Proceeds from maturities and principal payments
    of securities available for sale                                  377 000           1 748 844              496 000
  Purchases of securities held to maturity                        (14 873 594)         (6 178 873)          (8 704 650)
  Purchases of securities available for sale                       (2 868 304)           (155 500)            (243 400)
  Purchases of bank premises and equipment                           (198 568)         (1 157 029)            (837 492)
  Net decrease (increase) in loans                                  5 659 861          (2 203 140)          (5 456 584)
                                                                -------------       -------------       --------------
              Net cash (used in) investing activities           $  (5 908 569)      $  (2 817 262)      $   (8 925 938)
                                                                -------------       -------------       --------------


See Notes to Consolidated Financial Statements.



                  EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows
                                   (Continued)
                  Years Ended December 31, 1997, 1996, and 1995



                                                                     1997                1996                 1995
                                                                -------------       -------------       --------------

Cash Flows from Financing Activities
  Net increase in demand deposits,
    money market and savings accounts                           $     834 027       $   7 222 447       $      727 513
  Net increase (decrease) in certificates of deposit                5 157 461          (1 747 141)           5 877 234
  Increase (decrease) in federal funds purchased                         - -           (1 867 000)           1 867 000
  Net (decrease) in Federal Home Loan
    Bank advances                                                        - -                 - -            (3 000 000)
  Cash dividends paid                                                (265 528)           (242 295)            (220 137)
  Fractional shares purchased                                             (65)               (181)                - -
                                                                -------------       -------------       --------------
              Net cash provided by financing activities         $   5 725 895       $   3 365 830       $    5 251 610
                                                                -------------       -------------       --------------

              Increase (decrease) in cash and cash
              equivalents                                       $   1 580 059       $   1 855 783       $   (1 707 132)

Cash and Cash Equivalents
  Beginning                                                         5 962 250           4 106 467            5 813 599
                                                                -------------       -------------       --------------

  Ending                                                        $   7 542 309       $   5 962 250       $    4 106 467
                                                                =============       =============       ==============
Supplemental Disclosures of Cash Flow Information
  Cash payments for:
    Interest                                                    $   3 907 348       $   3 960 889       $    3 412 668
                                                                =============       =============       ==============

    Income taxes                                                $     439 616       $     592 372       $      542 248
                                                                =============       =============       ==============

Supplemental Schedule of Noncash Investing and
  Financing Activities
     Issuance of common stock - dividend investment plan        $     183 499       $     175 531       $      160 345
                                                                =============       =============       ==============

     Unrealized gain on securities available for sale           $      22 485       $      11 479       $      167 410
                                                                =============       =============       ==============

     Other real estate acquired in settlement of loans          $     143 083       $        - -        $         - -
                                                                =============       =============       ==============


See Notes to Consolidated Financial Statements.

                  EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements




Note 1.       Nature of Banking Activities and Significant Accounting Policies

              Eagle Financial Services, Inc. and Subsidiary (the Company) grant commercial, financial, agricultural, residential and consumer loans to customers in Virginia and the Eastern Panhandle of West Virginia. The loan portfolio is well diversified and generally is collateralized by assets of the customers. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers.

              The accounting and reporting policies of the Company conform to generally accepted accounting principles and to accepted practice within the banking industry.

                Principles of Consolidation

                   Eagle Financial Services, Inc. owns 100% of Bank of Clarke County (the "Bank"). An additional subsidiary, Eagle Home Funding, Inc. is a wholly-owned subsidiary of the Bank. The consolidated financial statements include the accounts of Eagle Financial Services, Inc. and its wholly-owned subsidiary. All significant intercompany accounts have been eliminated.

                Trust Assets

                   Securities and other property held by the Trust Division in a fiduciary or agency capacity are not assets of the Company and are not included in the accompanying consolidated financial statements.

                Securities

                   Investments are to be classified in three categories and accounted for as follows:

                   a.Securities Held to Maturity

                         Securities classified as held to maturity are those debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

                   b.Securities Available for Sale

                         Securities classified as available for sale are those debt and equity securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

                   c.Trading Securities

                         Trading securities, which are generally held for the short term in anticipation of market gains, are carried at fair value. Realized and unrealized gains and losses on trading account assets are included in interest income on trading account securities. The Company had no trading securities at December 31, 1997 and 1996.

                Derivative Financial Instruments

                   FASB No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments" requires various disclosures for derivative financial instruments which are futures, forwards, swaps or option contract, or other financial instruments with similar characteristics. The Company does not have any derivative financial instruments as defined under this statement.

                Other Real Estate Owned

                   Other real estate owned is carried at the lower of estimated market value or the carrying amount of the loan. A reserve for other real estate owned is maintained to recognize estimated selling costs or declines in value. Provisions for estimated selling costs or declines in value, net gains and losses on the sale of other real estate owned, and net direct expenses attributable to these properties are included in other operating expenses. Assets, other than real estate, acquired in the settlement of loans are recorded as other assets.

                Advertising

                   The Company follows the policy of charging the costs of advertising to expense as incurred. Loans

                   Loans are shown on the balance sheets net of unearned discounts and the allowance for loan losses. Interest is computed by methods which result in level rates of return on principal. Loans are charged off when in the opinion of management they are deemed to be uncollectible after taking into consideration such factors as the current financial condition of the customer and the underlying collateral and guarantees.

                   Unearned interest on certain installment loans is amortized to income over the life of the loans, using the sum-of-digits formula. For all other loans, interest is computed on the loan balance outstanding.

                   Loan origination and commitment fees and direct loan origination costs are being recognized as collected and incurred. The use of this method does not produce results that are materially different from results which would have been produced if such costs and fees were deferred and amortized as an adjustment of the loan yield over the life of the related loan.

                   The Company has adopted FASB No. 114, "Accounting by Creditors for Impairment of a Loan." This statement has been amended by FASB No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Statement 114, as amended, requires that the impairment of loans that have been separately identified for evaluation is to be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. Statement 114, as amended, also requires certain disclosures about investments in impaired loans and the allowance for credit losses and interest income recognized on loans.

                   The Company considers all consumer installment loans and residential mortgage loans to be homogeneous loans. These loans are not subject to impairment under FASB 114. A loan is considered impaired when it is probable that the Company will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. Factors involved in determining impairment include, but are not limited to, expected future cash flows, financial condition of the borrower, and the current economic conditions. A performing loan may be considered impaired, if the factors above indicate a need for impairment. A loan on nonaccrual status may not be impaired if in the process of collection or there is an insignificant shortfall in payment. An insignificant delay of less than 30 days or a shortfall of less than 5% of the required principal and interest payment generally does not indicate an impairment situation, if in management's judgment the loan will be paid in full. Loans that meet the regulatory definitions of doubtful or loss generally qualify as an impaired loan under FASB 114. Charge-offs for impaired loans occur when the loan, or portion of the loan is determined to be uncollectible, as is the case for all loans. The Company had no loans subject to FASB 114 at December 31, 1997 and 1996.

                   Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

                Allowance for Loan Losses

                   The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowances relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

                Bank Premises and Equipment

                   Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is computed principally on the straight-line and declining-balance methods.

                   Maintenance and repairs of property and equipment are charged to operations and major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts and gain or loss is included in operations.

                Intangible Assets

                   Acquired intangible assets, such as the value of purchased core deposits and organizational costs, are amortized over the periods benefited, not exceeding fifteen years.

                Income Taxes

                   Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards, and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                Postretirement Benefits

                   The Company provides certain health care and life insurance benefits for all retired employees and one current employee who have met certain eligibility requirements. All other employees retiring after reaching age 65 and having at least 15 years service with the Company will be allowed to stay on the Company's group life and health insurance policies, but will be required to pay premiums. Effective January 1, 1993, the Company adopted FASB No. 106 to account for its share of the costs of those benefits. Under that Statement, the Company's share of the estimated costs that will be paid after retirement is generally being accrued by charges to expense over the employees' active service periods to the dates they are fully eligible for benefits, except that the Company's unfunded cost that existed at January 1, 1993 is being accrued primarily in a straight-line manner that will result in its full accrual by December 31, 2013. Prior to 1993, the Company expensed its share of costs as they were paid.

                Pension Plan

                   The Company has a trusteed, noncontributory pension plan covering substantially all full-time employees. The Company computes the net periodic pension cost of the plan in accordance with FASB No.
                   87, "Employers' Accounting for Pensions."

                Earnings Per Share

                   In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share." Statement 128
                   replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share.

                   Weighted average shares were 1,404,645, 1,392,298 and 1,383,152 for the years ended 1997, 1996 and 1995, respectively after giving retroactive effect to the 100% stock dividend declared in 1996. The Corporation had no potential common stock as of December 31, 1997, 1996 and 1995.

                Cash and Cash Equivalents

                   For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

                Use of Estimates

                   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2.       Securities

               The amortized costs and fair values of securities being held to maturity as of December 31, 1997 and 1996, are as follows:

                                            Amortized        Unrealized        Unrealized             Fair
                                               Cost             Gains           (Losses)              Value
                                          --------------      ---------        ----------        ---------------
                                                                         1997
                                          ----------------------------------------------------------------------
            U.S. Treasury securities      $      371 922      $   7 570        $   (1 037)       $       378 455
            Obligations of U.S. government
              corporations and agencies       10 148 139         54 127           (23 805)            10 178 461
            Mortgage-backed securities        17 257 777         56 959           (83 326)            17 231 410
            Obligations of states and
              political subdivisions           5 382 820         41 677            (4 877)             5 419 620
                                          --------------      ---------        ----------        ---------------
                                          $   33 160 658      $ 160 333        $ (113 045)       $    33 207 946
                                          ==============      =========        ==========        ===============

                                                                          1996
                                          ----------------------------------------------------------------------
            U.S. Treasury securities      $      821 632      $   6 090        $   (4 361)       $       823 361
            Obligations of U.S. government
              corporations and agencies        5 467 491          1 964           (72 992)             5 396 463
            Mortgage-backed securities        14 960 458         25 267          (254 950)            14 730 775
            Obligations of states and
              political subdivisions           2 995 521         14 680           (18 468)             2 991 733
            Other                                100 000             10             - -                  100 010
                                          --------------      ---------        ----------        ---------------
                                          $   24 345 102      $  48 011        $ (350 771)       $    24 042 342
                                          ==============      =========        ==========        ===============

              The amortized cost and fair value of securities being held to maturity as of December 31, 1997, by contractual maturity, are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.

                                                                      Amortized        Fair
                                                                         Cost          Value
                                                                    ------------   ------------
                  Due in one year or less                           $  1 299 941   $  1 299 595
                  Due after one year through five years              12 700 837      12 740 723
                  Due after five years through ten years              1 652 103       1 685 148
                  Due after ten years                                   250 000         251 070
                  Mortgage-backed securities                         17 257 777      17 231 410
                                                                    ------------   ------------
                                                                    $33 160 658    $ 33 207 946
                                                                    ============   ============

               Amortized costs and fair values of securities available for sale as of December 31, 1997 and 1996, are as follows:

                                           Amortized      Unrealized     Unrealized       Fair
                                             Cost           Gains         (Losses)        Value
                                          ------------   -----------   ------------   ------------
                                                                    1997
                                          --------------------------------------------------------
              Obligations of U.S.
                 government corporations
                 and agencies             $  3 501 058   $    17 432   $    (2 568)   $  3 515 922
               Other                           742 200         - -            - -          742 200
                                          ------------   -----------   ------------   ------------
                                          $  4 243 258   $    17 432   $     (2 568)  $  4 258 122
                                          ============   ===========   ============   ============

                                                                    1996
                                          --------------------------------------------------------
               Obligations of U.S.
                 government corporations
                 and agencies             $    999 994   $         6   $    (7 628)   $    992 372
               Other                           752 100          - -           - -          752 100
                                          ------------   -----------   ------------   ------------
                                          $  1 752 094   $         6   $     (7 628)  $  1 744 472
                                          ============   ===========   ============   ============

            The amortized cost and fair value of securities available for sale as of December 31, 1997, by contractual maturity, are shown below.


                                                                      Amortized        Fair
                                                                         Cost          Value
                                                                    ------------   ------------
                  Due in one year or less  $                            750 000    $    748 656
                  Due after one year through five years               2 751 058       2 767 266
                  Other                                                 742 200         742 200
                                                                    ------------   ------------
                                                                    $ 4 243 258    $  4 258 122
                                                                    ============   ============

               Proceeds from maturities and principal payments of securities being held to maturity during 1997, 1996 and 1995 were $5,995,036, $5,128,436 and $5,820,188. There were no sales of securities being held to maturity during 1997, 1996 and 1995.

               Proceeds from maturities and principal payments of securities available for sale during 1997, 1996 and 1995 were $377,000, $1,748,844 and $496,000. There were no sales of securities available for sale during 1997, 1996 and 1995.

               Securities having a book value of $8,473,317 and $6,967,840 at December 31, 1997 and 1996, were pledged to secure public deposits and for other purposes required by law.

Note 3.        Loans, Net

               The composition of the net loans is as follows:

                                                                         December 31,
                                                                 -----------------------------
                                                                    1997               1996
                                                                 ----------         ----------
                                                                          (thousands)
               Loans secured by real estate:
                  Construction and land development              $      588         $    1 434
                  Secured by farmland                                 3 700              4 013
                  Secured by 1-4 family residential                  44 863             45 156
                  Nonfarm, nonresidential loans                      11 141              9 518
               Loans to farmers (except secured by real estate)         770              1 446
               Commercial and industrial loans
                  (except those secured by real estate)               5 116              6 145
               Loans to individuals (except those
                  secured by real estate)                            14 458             19 633
               Loans to U.S. state and political subdivisions         1 155              1 517
               All other loans                                           97                215
                                                                 ----------         ----------
                        Total loans                              $   81 888         $   89 077

               Less:
                  Unearned income                                      (462)            (1 207)
                  Allowance for loan losses                            (749)              (914)
                                                                 ----------         ----------
                        Loans, net                               $   80 677         $   86 956
                                                                 ==========         ==========

                                         52


Note 4.        Allowance for Loan Losses

               Changes in the allowance for loan losses are as follows:

                                                                     December 31,
                                                       -------------------------------------------
                                                            1997           1996            1995
                                                       ------------   ------------    ------------

                 Balance, beginning                    $    913 955   $    828 104    $    807 617
                   Provision charged to operating
                     expense                                476 667        290 000         240 000
                   Recoveries added to the allowance         44 624         63 561          54 960
                   Loan losses charged to the allowance    (686 688)      (267 710)       (274 473)
                                                       ------------   ------------    ------------
                 Balance, ending                       $    748 558   $    913 955    $    828 104
                                                       ============   ============    ============

               Nonaccrual loans excluded from the impaired loan disclosure under FASB 114 amounted to $437,261 at December 31, 1997. If interest would have been accrued, such income would have been approximated $11,021 for 1997. There were no loans on which the accrual of interest was discontinued or reduced in 1996.

Note 5.        Premises and Equipment, Net

               The major classes of premises and equipment and the total accumulated depreciation are as follows:

                                                                             December 31,
                                                                      ----------------------------
                                                                          1997            1996
                                                                      ------------    ------------

                         Land                                         $    787 918    $    787 918
                         Land held for future branch site                  150 587         150 587
                         Buildings and improvements                      3 546 330       3 534 056
                         Furniture and equipment                         2 668 100       2 685 566
                                                                      ------------    ------------
                                                                      $  7 152 935    $  7 158 127
                         Less accumulated depreciation                   3 092 434       2 906 452
                                                                      ------------    ------------
                             Bank premises and equipment, net         $  4 060 501    $  4 251 675
                                                                      ============    ============

               Depreciation expense was $389,742, $399,076 and $287,456 for the years ended December 31, 1997, 1996 and 1995, respectively.

Note 6.        Deposits

               The aggregate amount of jumbo time deposits, each with a minimum denomination of $100,000, was approximately $14,961,859 and $11,343,027 in 1997 and 1996, respectively.

               At December 31, 1997, the scheduled maturities of time deposits are as follows:

                         1998                                   $ 38 770 989
                         1999                                     10 112 647
                         2000                                      3 899 483
                         2001                                        723 400
                         2002 and thereafter                         198 120
                                                                ------------
                                                                $ 53 704 639
                                                                ============

Note 7.        Income Taxes

               Net deferred tax assets consist of the following components as of December 31, 1997 and 1996:

                                                             December 31,
                                                       ------------------------
                                                          1997         1996
                                                       -----------  -----------
                  Deferred tax assets:
                     Allowance for loan losses         $   164 159  $   224 213
                     Deferred compensation                 101 039       86 082
                     Accrued postretirement benefits        91 189       72 915
                     Reserve for other real estate
                       owned                                 2 040        2 040
                     Securities available for sale            - -         2 591
                     Non-accrual interest                    6 908         - -
                                                       -----------  -----------
                                                       $   365 335  $   387 841
                                                       -----------  -----------
                  Deferred tax liabilities:
                     Property and equipment            $   305 804  $   294 407
                     Prepaid pension costs                  82 637       53 142
                     Securities available for sale           5 054         - -
                                                       -----------  -----------
                                                       $   393 495  $   347 549
                                                       -----------  -----------

                                                       $   (28 160) $    40 292
                                                       ===========  ===========

               The provision for income taxes charged to operations for the years ended December 31, 1997, 1996 and 1995 consists of the following:

                                                                    December 31,
                                                       -------------------------------------
                                                           1997         1996         1995
                                                       ----------   -----------  -----------

                  Current tax expense                  $  311 336   $   538 195  $   514 947
                  Deferred tax (benefit)                   60 807          (891)     (37 710)
                                                       ----------   -----------  -----------
                                                       $  372 143   $   537 304  $   477 237
                                                       ==========   ===========  ===========

               The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the years ended December
               31, 1997, 1996 and 1995, due to the following:

                                                           1997         1996           1995
                                                       ----------    ------------ ------------

                  Computed "expected" tax expense      $  504 613    $    628 538 $    590 895
                  (Decrease) increase in income taxes
                    resulting from:
                        Tax-exempt interest               (63 985)        (74 765)     (75 477)
                        Nontaxable life insurance          (8 712)           - -          - -
                        Low income housing credits        (44 454)        (48 000)     (46 227)
                        Other                             (15 319)         31 531        8 046
                                                       ----------   -------------  -----------
                                                       $  372 143   $     537 304  $   477 237
                                                       ==========   =============  ===========

Note 8.        Defined Benefit Pension Plan

               The amount of expense recognized for the Company's pension plan totaled $64,522, $69,426 and $66,884 for the years ended December 31, 1997, 1996, and 1995, respectively. The components of the pension cost charged against expense for 1997, 1996 and 1995, consisted of the following:

                                                        1997            1996            1995
                                                   -------------   -------------   -------------

                  Service cost (benefits earned)   $      62 353   $      57 734   $      51 682
                  Interest cost on projected
                     benefit obligation                   95 716          87 942          82 421
                  Actual return on plan assets          (233 696)       (108 168)        (66 948)
                  Gain or loss to the extent
                    recognized                             2 271           5 109            - -
                  Net amortization and deferral          137 878          26 809            (271)
                                                   -------------   -------------   -------------
                                                   $      64 522   $      69 426   $      66 884
                                                   =============   =============   =============


               The following table sets forth the plan's funded status as of December 31, 1997 and 1996, respectively.

                                                                   1997            1996
                                                               -------------   -------------

               Actuarial present value of benefit obligations:
                  Vested benefits                              $   1 121 406   $   1 025 392
                                                               =============   =============

                  Accumulated benefits                         $   1 137 819   $   1 040 589
                                                               =============   =============

                  Projected benefits                           $  (1 331 265)  $ ( 1 219 706)

                  Plan assets at fair value                        1 469 557       1 127 104
                                                               -------------   -------------

                  Funded status                                $     138 292   $     (92 602)

                  Unrecognized net loss                               14 591         156 039

                  Prior service costs attributable to
                    plan amendments                                  126 418         137 963

                  Unrecognized (net asset) at date of
                    initial application                              (51 383)        (64 227)
                                                               -------------   -------------

                  Prepaid pension cost                         $     227 918   $     137 173
                                                               =============   =============

               A weighted average discount rate of 8% and a 6% rate of increase in future compensation levels were used in determining the actuarial present value of the benefit obligations in 1997 and 1996. The expected long-term rate of return on plan assets was 8% in 1997 and 1996.

Note 9.        Employee Benefits

               The Company has  established  an Employee  Stock  Ownership  Plan
               (ESOP) to provide additional retirement benefits to substantially all employees. There were no contributions in 1997, 1996 or 1995. The contributions are made to the Bank of Clarke County Employee Retirement Trust to be used to purchase the Company's common stock. The plan was leveraged to the extent that money was borrowed during 1995 to purchase available stock. The debt related to these borrowings was guaranteed by the Company. At December 31, 1997 and 1996, there was no outstanding debt related to the ESOP.


               The Company sponsors a 401(k) savings plan under which eligible employees may choose to save up to 15 percent of their salary on a pretax basis, subject to certain IRS limits. The Company matches 25 percent (up to 6 percent of the employee's salary) of employee contributions with Company common stock. The shares for this purpose are provided principally by the Company's employee stock ownership plan (ESOP), supplemented, as needed, by newly issued shares. Contributions under the plan amounted to $8,160 and $8,160 in 1997 and 1996, respectively.

               In addition, an Executive Supplemental Income Plan was developed for certain key employees. Benefits are to be paid in monthly installments following retirement or death. The agreement provides that if employment is terminated for reasons other than death or disability prior to age 65, the amount of benefits could be reduced or forfeited. The executive supplemental income benefit expense for 1997, 1996 and 1995 based on the present value of the retirement benefits, amounted to $47,590, $38,499 and $34,899, respectively. The plan is unfunded. However, life insurance has been acquired on the lives of those employees in amounts sufficient to discharge the obligations thereunder.

Note 10. Commitments and Contingencies

               In the normal course of business, the Company makes various commitments and incurs certain contingent liabilities which are not reflected in the accompanying financial statements. These commitments and contingent liabilities include various guarantees, commitments to extend credit and standby letters of credit. The Company does not anticipate any material losses as a result of these commitments.

               The Bank leases certain facilities under operating leases which expire at various dates through 2002. These leases require payment of certain operating expenses and contain renewal options. The total minimum rental commitment at December 31, 1997 under these leases is $319,548, which is due as follows:

                  Due in the year ending December 31,        1998   $     91 111
                                                             1999         91 763
                                                             2000         74 274
                                                             2001         31 200
                                                             2002         31 200
                                                                    -----------
                                                                    $    319 548
                                                                    ===========

               The total rental expense was $45,576, $49,035 and $43,669 in 1997, 1996 and 1995, respectively.

               As a member of the Federal Reserve System, the Bank is required to maintain certain average reserve balances. These reserve balances include usable vault cash and amounts on deposit with the Federal Reserve. For the final weekly reporting period in the years ended December 31, 1997 and 1996, the amount of daily average required balances was approximately $752,000 and $744,000, respectively.

               See  Note  15  with   respect  to  financial   instruments   with
off-balance sheet risk.

Note 11. Transactions with Directors and Officers

               The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors,  principal  officers,  their  immediate  families  and affiliated companies in which they are principal stockholders (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. These persons and firms were indebted to the Company for loans totaling $1,069,521 and $808,061 at December 31, 1997 and 1996,
               respectively. During 1997, total principal additions were $1,297,259 and total principal payments were $1,035,799.

Note 12. Capital Requirements

               The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements.

               Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

               Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1997, that the Company meets all capital adequacy requirements to which it is subject.

               As of December 31, 1997, the most recent notification from the Federal Reserve Bank categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.


The Company's actual capital amounts and ratios are also presented in the table.

                                                                                 To Be Well
                                                                               Capitalized Under
                                                         For Capital           Prompt Corrective
                                     Actual            Adequacy Purposes        Action Provisions
                              ---------------------------------------------------------------------
                                Amount      Ratio       Amount     Ratio        Amount     Ratio
                              ---------    -------    ---------   -------     ---------   -------
                                                (Amount in Thousands)
As of December 31, 1997:
  Total Capital (to Risk
    Weighted Assets)
      Consolidated            $  15 194    18.43%     <=$  6 595    = 8.00%            N/A
      Bank of Clarke County   $  14 872    18.10%     <=$  6 574    = 8.00%     <=$  8 217    <=10.00%

  Tier 1 Capital (to Risk
    Weighted Assets)
      Consolidated            $  14 445    17.52%     <=$  3 298    = 4.00%            N/A
      Bank of Clarke County   $  14 123    17.19%     <=$  3 287    = 4.00%     <=$  4 930    <= 6.00%

  Tier 1 Capital (to
    Average Assets)
    Consolidated              $  14 445    11.06%     <=$  5 222    = 4.00%            N/A
    Bank of Clarke County     $  14 123    10.84%     <=$  5 210    = 4.00%     <=$  6 513    <=  5.00%

As of December 31, 1996:
  Total Capital (to Risk
    Weighted Assets)
      Consolidated            $  14 454    17.27%     <=$  6 697    = 8.00%            N/A
      Bank of Clarke County   $  14 116    16.93%     <=$  6 670    = 8.00%     <=$  8 338    <= 10.00%

 Tier 1 Capital (to Risk
    Weighted Assets)
      Consolidated            $  13 540    16.17%     <=$  3 348    = 4.00%             N/A
      Bank of Clarke County   $  13 202    15.83%     <=$  3 335    = 4.00%     <=$   5 003    <=  6.00%

  Tier 1 Capital (to
    Average Assets)
      Consolidated            $  13 540    10.90%     <=$  4 969    = 4.00%            N/A
      Bank of Clarke County   $  13 202    10.66%     <=$  4 955    = 4.00%     <=$  6 194    <=  5.00%


Note 13. Retained Earnings

               Transfers of funds from the banking subsidiary to the Parent Company in the form of loans, advances and cash dividends, are restricted by federal and state regulatory authorities. At December 31, 1997, the aggregate amount of unrestricted funds, which could be transferred from the Bank to the Parent Company without prior regulatory approval, amounted to $2,985,374 or 19.8% of the consolidated net assets.

Note 14. Dividend Investment Plan

               The Company has in effect a Dividend Investment Plan which provides an automatic conversion of dividends into common stock for enrolled stockholders. It is based on 95% of the stock's fair market value on each dividend record date.

Note 15.       Financial Instruments With Off-Balance Sheet Risk

               The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

               The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                A summary of the  contract or notional  amount of the  Company's exposure to off-balance-sheet risk as of December 31, 1997 and 1996, is as follows:

                                                                1997             1996
                                                           -------------    -------------
               Financial instruments whose
                 contract amounts represent
                 credit risk:
                   Commitments to extend credit            $   9 651 769    $  10 160 277
                   Standby letters of credit               $     139 631    $      46 631

               Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

               Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds real estate and bank deposits as collateral supporting those commitments for which collateral is deemed necessary. At December 31, 1997, none of the outstanding letters of credit were collateralized.

               The Company has cash accounts in other commercial banks. The amount on deposit at one of these banks at December 31, 1997 exceeded the insurance limits of the Federal Deposit Insurance Corporation by approximately $1,391,513.

Note 16. Postretirement Benefit Plan

               The Company sponsors a postretirement life and health care plan for all retirees and two current employees that have met certain eligibility requirements. All other employees retiring after reaching age 65 and having at least 15 years service with the Company will be allowed to stay on the Company's group life and health insurance policies, but will be required to pay unsubsidized premiums. The plan is contributory, with retiree contributions that are adjustable annually based on various factors, some of which are discretionary. The plan is unfunded.

               Net periodic postretirement benefit cost included the following components for the years ended December 31, 1997, 1996 and 1995.

                                                             1997        1996         1995
                                                          ----------  ----------   ----------
                  Service cost-benefits attributable
                     to service during the year           $   12 763  $   11 818   $   11 452
                  Interest on accumulated postretire-
                     ment benefit obligation                  36 239      33 567       35 701
                  Amortization of transition obligation       20 189      20 189       20 189
                  Net amortization and deferral               (2 480)     (2 896)      (2 239)
                                                          ----------  ----------   ----------
                                                          $   66 711  $   62 678   $   65 103
                                                          ==========  ==========   ==========


               The following table sets forth the plan's obligation recognized in the accompanying balance sheets at December 31, 1997 and 1996:


                                                                         1997           1996
                                                                      ----------    -----------
                  Accumulated postretirement benefit obligation:
                     Retirees                                         $  157 632    $   157 743
                     Other fully eligible participants                    81 488         75 452
                     Other active participants                           243 685        213 817
                                                                      ----------    -----------
                                                                      $  482 805    $   447 012
                                                                      ==========    ===========
                  Plan assets:
                    Accumulated postretirement
                      benefit obligation                              $ (482 805)   $  (459 108)
                    Unrecognized transition obligation                   302 840        323 029
                    Unrecognized net experience (gains)                  (93 701)       (83 116)
                                                                      ----------    -----------
                    Obligation included on balance sheet              $ (273 666)   $  (219 195)
                                                                      ==========    ===========

               For measurement purposes, a 10 percent annual rate of increase in per capita health care costs of covered benefits was assumed for 1997, with such annual rate of increase gradually declining to 5 percent in 2004. If assumed health care cost trend rates were increased by 1 percentage point in each year, the accumulated postretirement benefit obligation at December 31, 1997 would be increased by $17,300 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 1997 would be increased by $1,300.

               The weighted average discount rate used in estimating the accumulated postretirement benefit obligation was 8% for 1997 and 1996.

Note 17. Federal Home Loan Bank Advances and Available Lines of Credit

               The Company has a $13,000,000 line of credit with the Federal Home Loan Bank of Atlanta. Advances bear interest at a floating rate based on the daily rate credit. Advances are secured by the Company's real estate loan portfolio. There is no limit to the number of renewal options available to the Company. The unused line of credit totaled $13,000,000 at December 31, 1997 and 1996.

               The Company had unused lines of credit totaling $11,700,000 with nonaffiliated banks at December 31, 1997.

Note 18. Disclosures About Fair Value of Financial Instruments

               The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

                  Cash and Short-Term Investments

                     For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

                  Securities

                     For securities held for investment purposes, fair values are based on quoted market prices or dealer quotes.

                  Loans

                     For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans were estimated using discounted cash flow analyses, using interest rates currently being offered.

                  Deposit Liabilities

                     The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

                  Off-Balance Sheet Financial Instruments

                     The fair value of commitments to extend credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

                     The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

                     At December 31, 1997 and 1996, the carrying amounts and fair values of loan commitments and standby letters of credit were immaterial.

                     The estimated fair values of the Company's financial instruments are as follows:

                                                   1997                          1996
                                        ---------------------------   ---------------------------
                                          Carrying       Fair           Carrying        Fair
                                           Amount        Value           Amount         Value
                                        ------------   ------------   ------------   ------------
                                           (in thousands)                (in thousands)
               Financial assets:
                  Cash and short-term
                    investments         $  7 542 309   $  7 542 309   $  5 962 250   $  5 962 250
                  Securities              37 418 780     37 466 068     26 089 574     25 786 814
                  Loans                   81 425 186     79 267 000     87 870 194     85 659 000
                  Less:  allowance
                    for loan losses         (748 558)          - -        (913 955)          - -
                                        ------------   ------------   ------------   ------------
                       Total financial
                        assets          $125 637 717   $124 275 377   $119 008 063   $117 408 064
                                        ============   ============   ============   ============
               Financial liabilities:
                  Deposits              $117 079 355   $118 113 000   $111 087 867   $111 186 000
                                        ------------   ------------   ------------   ------------
                    Total financial
                        liabilities     $117 079 355   $118 113 000   $111 087 867   $111 186 000
                                        ------------   ------------   ------------   ------------


Note 19. Condensed Financial Information - Parent Company Only

                         EAGLE FINANCIAL SERVICES, INC.
                              (Parent Company Only)

                                 Balance Sheets
                           December 31, 1997 and 1996

               Assets                                1997                   1996
                                                -------------          -------------
            Cash                                $      50 278          $       5 521
            Prepaid expenses                              - -                    453
            Securities                                  5 000                 60 000
               Investment in subsidiary, at cost,
                plus undistributed net income      14 736 435             13 859 593
            Equity investment in Johnson Williams
                Limited Partnership                   266 409                271 289
                                                -------------          -------------

                    Total assets                $  15 058 122          $  14 196 856
                                                =============          =============

               Liabilities and Stockholders' Equity

               Liabilities
                       Other liabilities        $           7          $        - -
                                                -------------          ------------

               Stockholders' Equity
               Preferred stock                  $         - -          $        - -
               Common stock                         3 521 213             3 499 714
               Surplus                              2 107 826             1 945 891
               Retained earnings                    9 419 266             8 756 281
                  Unrealized gain (loss) on
                  securities available for
                  sale, net                             9 810                (5 030)
                                                -------------          ------------
                   Total stockholders' equity   $  15 058 115         $  14 196 856
                                                -------------          ------------

                    Total liabilities and
                       stockholders' equity     $  15 058 122          $ 14 196 856
                                                =============          ============


                         EAGLE FINANCIAL SERVICES, INC.
                              (Parent Company Only)

                              Statements of Income
                  Years Ended December 31, 1997, 1996, and 1995



                                                     1997            1996            1995
                                                 ------------    ------------    ------------
            Income
             Dividends from subsidiary           $   223 000     $   200 000    $    200 000
             Interest on securities                      773           1 414           2 561
                                                 ------------    ------------    ------------
                    Total income                 $   223 773     $   201 414    $    202 561
                                                 ------------    ------------    ------------

            Expenses
            Amortization of organizational costs $       - -     $    13 023    $     12 600
            Legal expense                              1 409             565           1 376
            Other operating expenses                  20 914          22 989          29 163
                                                 ------------    ------------    ------------
                  Total expenses                 $    22 323     $    36 577    $     43 139
                                                 ------------    ------------    ------------

            Other Income
             Income (loss) on equity investment  $    (4 880)    $       595    $    (18 689)
             Other                                       - -             - -          25 064
                                                ------------    ------------    ------------
                  Total other income            $     (4 880)    $       595    $      6 375
                                                ------------    ------------    ------------

                  Income before allocated tax
                    benefits and undistributed
                    net income of subsidiary     $    196 570    $    165 432   $    165 797

            Allocated Income Tax Benefit              (53 440)        (57 797)       (59 629)
                                                 ------------    ------------   ------------

                  Income before equity in
                    undistributed net income
                    of subsidiary                $    250 010    $    223 229   $    225 426

            Equity in Undistributed Net Income
              of Subsidiary                           862 002       1 088 108      1 035 264
                                                 ------------    ------------   ------------

                  Net income                     $  1 112 012    $  1 311 337   $  1 260 690
                                                 ============    ============   ============




                   Notes to Consolidated Financial Statements


                         EAGLE FINANCIAL SERVICES, INC.
                              (Parent Company Only)

                            Statements of Cash Flows
                  Years Ended December 31, 1997, 1996, and 1995

                                                              1997            1996            1995
                                                          ------------    ------------    -----------
            Cash Flows from Operating Activities
              Net income                                  $  1 112 012    $  1 311 337    $ 1 260 690
              Adjustments to reconcile net income to
                net cash provided by operating activities:
              Amortization of organizational costs                 - -          13 023         12 600
              (Income) loss on equity investment                 4 880            (595)        18 689
              Undistributed earnings of subsidiary            (862 002)     (1 088 108)    (1 035 264)
                Changes in assets and liabilities:
                  (Increase) decrease in prepaid
                    expenses                                       453          11 267        (11 630)
                  (Increase) decrease in income tax
                    credits receivable                             - -          48 000        (48 000)
                  Increase in other liabilities                      7             - -            - -
                                                          ------------    ------------    -----------
                  Net cash provided by
                    operating activities                  $    255 350    $    294 924    $   197 085
                                                          ------------    ------------    -----------

            Cash Flows from Investing Activities
              Purchase of securities                      $        - -    $   (51 000)    $  (220 000)
              Proceeds from maturities of securities            55 000            - -         246 000
                                                          ------------    ------------    -----------
                  Net cash provided by (used in)
                    investing activities                  $     55 000    $   (51 000)    $    26 000
                                                          ------------    ------------    -----------

            Cash Flows from Financing Activities
              Cash dividends paid                         $  (265 528)    $  (242 295)    $  (220 137)
              Fractional shares purchased                         (65)           (181)            - -
                                                          ------------    ------------    -----------
                     Net cash (used in)
                         financing activities             $    265 593)   $  (242 476)    $  (220 137)
                                                          ------------    ------------    -----------

              Increase in cash                            $    44 757     $     1 448     $     2 948

            Cash
              Beginning                                         5 521           4 073           1 125
                                                          ------------    ------------    -----------

              Ending                                      $    50 278     $     5 521     $     4 073
                                                          ============    ============    ===========

            Supplemental Schedule of Noncash
              Financing Activities
                Issuance of common stock
                 - dividend investment pla                $   183 499     $   175 531     $   160 345
                                                          ============    ============    ===========

                Unrealized gain on securities
                  available for sale                      $    22 485     $    11 479     $   167 410
                                                          ============    ============    ===========

                                         68